Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-198847

Prospectus Supplement No. 10
(To Prospectus filed on July 6, 2015, as supplemented
by Prospectus Supplement No. 1 dated July 14, 2015, Prospectus Supplement No. 2 dated July 28, 2015,
Prospectus Supplement No. 3 dated August 4, 2015, Prospectus Supplement No. 4 dated August 12, 2015,
Prospectus Supplement No. 5 dated September 17, 2015, Prospectus Supplement No. 6 dated September 18, 2015,
Prospectus Supplement No. 7 dated September 24, 2015, Prospectus Supplement No. 8 dated September 25, 2015, and Prospectus Supplement No. 9 dated September 30, 2015)

ENUMERAL BIOMEDICAL HOLDINGS, INC.

This Prospectus Supplement No. 10 supplements the information contained in the Prospectus, dated as of July 6, 2015, as amended by Prospectus Supplement No. 1 dated July 14, 2015, Prospectus Supplement No. 2 dated July 28, 2015, Prospectus Supplement No. 3 dated August 4, 2015, Prospectus Supplement No. 4 dated August 12, 2015, Prospectus Supplement No. 5 dated September 17, 2015, Prospectus Supplement No. 6 dated September 18, 2015, Prospectus Supplement No. 7 dated September 24, 2015, Prospectus Supplement No. 8 dated September 25, 2015, and Prospectus Supplement No. 9 dated September 30, 2015, relating to the resale of up to 52,154,760 shares of our common stock by selling stockholders.

This Prospectus Supplement No. 10 is being filed to include the information set forth in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on October 2, 2015.

You should read this Prospectus Supplement No. 10 in conjunction with the Prospectus. This Prospectus Supplement No. 10 is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement No. 10 supersedes the information contained in the Prospectus. This Prospectus Supplement No. 10 is not complete without, and may not be utilized except in connection with, the Prospectus.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 2, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2015

Enumeral Biomedical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55415	99-0376434
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 CambridgePark Drive, Suite 2000 Cambridge, Massachusetts (Address of Principal Executive Offices)	02140 (Zip Code)

(617) 945-9146

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2015, the Compensation Committee of the Board of Directors (the “Board”) of Enumeral Biomedical Holdings, Inc. (the “Company”) granted each of the named executive officers of the Company listed below the number of stock options set forth opposite each individual’s name to purchase shares of Common Stock of the Company, $0.001 par value per share (the “Common Stock”), under the Company’s 2014 Equity Incentive Plan, as amended (the “2014 Plan”), with an exercise price equal to $0.36 per share (which represents the Fair Market Value, as defined in the 2014 Plan, of a share of Common Stock on the date of grant), such option awards evidenced by an option agreement under the 2014 Plan between each executive and the Company (collectively, the “Agreements”). Pursuant to the terms of the Agreements, the options vest as follows: (a) 50% of the shares underlying the options vest and become exercisable in 48 consecutive monthly installments on the 28th day of each month, with the first installment on October 28, 2015; (b) 25% of the shares underlying the options shall vest and become exercisable, if at all, upon the Company entering into a collaboration agreement with either an academic institution or a corporate partner on terms acceptable to the Board; and (c) 25% of the shares underlying the options shall vest and become exercisable, if at all, upon the closing of an equity financing transaction on terms acceptable to the Board with gross proceeds to the Company in excess of a specified amount.

Executive Name	Shares Underlying Option
John J. Rydzewski Executive Chairman of the Board	720,000
Arthur H. Tinkelenberg, Ph.D. President and Chief Executive Officer	880,000

The foregoing summary of the Agreements does not purport to be complete and is qualified in its entirety by reference to the Agreements, copies of which will be subsequently filed as an exhibit to the Company’s Quarterly Report on Form 10-Q or an amendment to this Current Report on Form 8-K. The Company intends to seek confidential treatment for certain portions of the Agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

Dated: October 2, 2015	By:	/s/ Kevin G. Sarney
Name: Kevin G. Sarney
Title: Vice President of Finance, Chief Accounting Officer and Treasurer